Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
CarMax, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of CarMax, Inc. and subsidiaries (the Company) of our report dated April 23, 2009, with respect to the consolidated balance sheets of the Company as of February 28, 2009 and February 29, 2008, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ending February 28, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 28, 2009, which report appears in the February 28, 2009 annual report on Form 10-K of the Company.  Our report contains an explanatory paragraph that states that the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective March 1, 2007.

/s/ KPMG LLP

Richmond, VA
July 29, 2009